Exhibit 23.1

TOWERS WATSON

Wing Lui

Senior Consultant

29th Floor, Sun Hung Kai Centre

30 Harbour Road

Wanchai

Hong Kong

T + 853 2827 8833

D + 853 2820 8281

F + 852 2827 8899

wing.lui@towerswatson.com

Towerswatson.com

6 February 2012

The Board of Directors

HSBC Holdings plc

Dear Sirs,

I, Wing Lui, consent to be named as valuation actuary of the HSBC Group Hong Kong Local Staff Retirement Benefit Scheme in the 2011 Annual Report on Form 20-F of HSBC Holdings plc and inclusion of references to me under the heading “Experts” in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859, 333-155338, 333-158054, 333-158065, 333-162565, 333-170525 and 333-176732).

Yours faithfully,

/s/ WING LUI
Wing Lui, F.S.A Senior Consultant